Contacts: Barrier Therpaeutics, Inc. Anne M. VanLent 609-945-1202

Noonan/Russo

Mark Vincent
212-845-4239

FOR IMMEDIATE RELEASE

BARRIER THERAPEUTICS ANNOUNCES POSITIVE PHASE 3

RESULTS FOR PIVOTAL STUDY WITH SEBAZOLETM

Company Plans to File NDA by mid-2005

Company to Host Conference Call Thursday, December 16 at 10:00 a.m. EST

Princeton, NJ, December 16, 2004—Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company developing products in the field of dermatology, today announced positive results from its confirmatory Phase 3 clinical trial for SebazoleTM for the treatment of seborrheic dermatitis, a skin irritation characterized by a red, scaly, itchy rash. These results confirm the findings from two previous supportive Phase 3 studies, which were reported in January 2004. Sebazole is a topical formulation consisting of 2.0% ketoconazole, an antifungal agent, formulated in a waterless gel for once-daily application. The Company plans to file a New Drug Application (NDA) for Sebazole by mid-2005 based on the positive results from all three of these studies.

Results from this confirmatory Phase 3 pivotal study, which enrolled 459 subjects at 24 centers across the United States, indicate that 25.8% (59/229) of subjects treated with Sebazole reached the primary endpoint, as compared to 13.9% (32/230) of the vehicle treated patients (p=0.001). The study is a double blind, vehicle-controlled study of once-a-day Sebazole treatment compared to the vehicle (the waterless gas formulation alone). The primary efficacy endpoint is the proportion of subjects who are effectively treated at day 28, which is 14 days following the end of a two-week treatment period. For the purpose of this clinical trial, “effectively treated” means a subject who at day 28 had a reduction in the signs and symptoms scores for redness and scaling to none or mild, as well as an investigator’s global assessment of “completely cleared” or “almost cleared.” This primary efficacy endpoint is identical to that used in Barrier’s prior supportive Phase 3 trials for seborrheic dermatitis.

Of the secondary efficacy endpoints, the mean change from baseline for scaling was significantly better on a statistical basis, as compared to vehicle alone. Of the secondary efficacy endpoints for redness and itching, the results were better as compared to the vehicle alone, but were not statistically significant. From a safety perspective, there were no treatment related serious adverse events in the trial. Non-serious treatment related adverse events were evenly distributed between the groups at a rate of approximately 7%.

Barrier Therapeutics Announces Positive Phase 3 Results For Pivotal Study With SebazoleTM

Commenting on today’s news, Geert Cauwenbergh, Ph.D., Chairman and Chief Executive Officer of Barrier Therapeutics, Inc. said, “Seborrheic dermatitis is often a chronic recurrent condition requiring frequent intermittent therapy. Compared to currently approved ketoconazole cream products, Barrier’s Sebazole gel product requires only one half of the applications and for half of the treatment length. These advantages, in addition to a lower propensity for skin irritation as compared to current ketoconazole cream products, make Sebazole a meaningful step forward in the non-steroidal management of this condition and provide significant patient benefit in the treatment of seborrheic dermatitis.”

In January 2004, Barrier reported the results of two Phase 3 clinical trials for the treatment of seborrheic dermatitis in which Sebazole achieved statistical significance in the primary efficacy endpoint against the vehicle gel (U.S. study: p<0.001 and Europe study: p=0.021). Both studies had four treatment arms (Sebazole, vehicle, desonide, a topical steroid, and the combination of desonide with Sebazole).

The current pivotal Phase 3 trial containing two arms, Sebazole and vehicle, was conducted to confirm the results from the prior four-arm trials. The protocol was discussed with the FDA and was the subject of a Special Protocol Assessment. The results of the study will form the basis of a NDA to the FDA, which Barrier expects to file by mid-2005.

Jonathan Weiss, M.D., Assistant Clinical Professor of Dermatology at Emory University in Atlanta, and a clinical investigator for Sebazole, commented, “Seborrheic dermatitis is one of the most common skin conditions facing the dermatological community today. Although a great deal of work has already been done to better understand and address this disease, and while approved prescription therapies are available, most require twice-a-day application and lengthy treatment times. As a result, there is a real need for fast-acting and effective non-steroidal alternatives.”

About Seborrheic Dermatitis

Seborrheic dermatitis is a skin inflammation characterized by a red, scaly, itchy rash primarily occurring on the face, scalp, hairline, eyebrows and trunk. The condition often recurs, thereby requiring re-treatment over time. Seborrheic dermatitis affects approximately 3% to 5% of the U.S. population. Barrier estimates that approximately 8.5 to 14.3 million people are affected. Current prescription therapies consist primarily of topical ketoconazole creams and topical steroids. These treatments typically require multiple applications per day over periods of up to four weeks to be effective.

About Barrier Therapeutics, Inc.

Barrier Therapeutics, Inc. is a pharmaceutical company focused on the discovery, development and commercialization of pharmaceutical products in the field of dermatology. The Company has eight product candidates in various stages of clinical development. The four most advanced product candidates, which are in or entering Phase 3 clinical trials, are under development for the treatment of diaper dermatitis complicated by candidiasis, seborrheic dermatitis, fungal infections, including vaginal candidiasis, and congenital ichthyosis. Barrier has product candidates in earlier stages of clinical development for the treatment of acne, psoriasis, fungal infections, allergies and dermatitis. The Company is headquartered in Princeton, New Jersey and has a wholly owned subsidiary in Geel, Belgium. Web site: http//www.barriertherapeutics.com.

Barrier Therapeutics Announces Positive Phase 3 Results For Pivotal Study With Sebazole™

Conference Call Information

Barrier’s senior management will host a conference call on December 16, 2004 beginning at 10:00 a.m. New York time to discuss these results. Live audio of the conference call will be available to investors, members of the news media and the general public by dialing 1-877-375-2162 (in the United States) or 1-973-582-2751 (internationally). A playback of the call will be available by dialing 1-877-519-4471 (in the United States), or 1-973-341-3080 (internationally) and entering passcode 5510708. To access the call by live webcast, please visit the Investor Relations section of our website at http://www.barriertherapeutics.com. An archived version of the webcast will also be available at the same location.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the timing for filing for regulatory approval. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements please see the risk factors in Form 10-Q for the quarterly period ended September 30, 2004, which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.

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